Exhibit 99.1

Walgreens Boots Alliance Fiscal 2021 Third Quarter Results Exceed Expectations

Company Raises Full-Year Guidance to Around 10 Percent EPS Growth

Third quarter results, year-over-year, including discontinued operations

•

Total earnings per share (EPS), including discontinued operations, were $1.38, compared with a loss of $1.95 in the year-ago quarter; total adjusted EPS increased 83.4 percent to $1.51, up 81.4 percent on a constant currency basis

Third quarter results, year-over-year, from continuing operations

•	Sales increased 12.1 percent to $34.0 billion, up 10.4 percent on a constant currency basis
•

EPS from continuing operations was $1.27, compared with a loss of $2.05 in the year-ago quarter; continuing operations adjusted EPS increased 95.1 percent to $1.38, up 93.6 percent on a constant currency basis

Year-to-date results, year over year, from continuing operations

•	Sales increased 7.2 percent to $98.2 billion, up 6.1 percent on a constant currency basis
•

EPS from continuing operations was $1.89 compared with a loss of $0.18. Adjusted EPS from continuing operations was $3.74, an increase of 10.7 percent on a reported basis and up 9.9 percent on a constant currency basis

Additional highlights

•

Net cash provided by operating activities in the first nine months of fiscal 2021 was $4.3 billion, an increase of $912 million compared with the year-ago period; Free cash flow was $3.3 billion, up $873 million year-over-year

•	Walgreens has administered more than 25 million COVID-19 vaccinations to date

Fiscal 2021 outlook

•	Company raised guidance to around 10 percent growth in constant currency adjusted EPS from continuing operations

DEERFIELD, Ill., July 1, 2021 - Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced financial results for the third quarter of fiscal 2021, which ended May 31, 2021.

Chief Executive Officer Rosalind Brewer said, “This quarter’s results demonstrate continued momentum, and while challenges lie ahead, we are in a strong position to grow and innovate our core retail and pharmacy businesses for the future. We are accelerating our investments to advance our operational excellence, including technology innovations that support mass personalization, pharmacy of the future and the next phase of growth in tech-enabled healthcare. These investments are fueled by our Alliance Healthcare divestiture. I remain proud of our team members and the essential role they are playing to help end the pandemic as the communities we serve continue to turn to our trusted brands and expert pharmacists.”

Completion of Strategic Transaction with AmerisourceBergen

WBA completed the divestiture of the Alliance Healthcare businesses to AmerisourceBergen for a total consideration of $6.5 billion, made up of $6.275 billion in cash (subject to a customary net cash and working capital adjustment, which will result in an additional net cash inflow of approximately $0.3 billion) and 2 million shares of AmerisourceBergen common stock. The company has used a portion of the proceeds to eliminate $3.3 billion in debt from its balance sheet and will deploy the remainder to accelerate growth of its core retail pharmacy and healthcare businesses.

Overview of Third Quarter Results

WBA third quarter sales from continuing operations increased 12.1 percent from the year-ago quarter to $34.0 billion, an increase of 10.4 percent on a constant currency basis1, reflecting strong growth in the International segment, aided by the formation of the company’s joint venture in Germany during the fiscal year, and solid growth in the United States segment.

Operating income from continuing operations was $1.1 billion in the third quarter, compared with a loss of $1.7 billion in the year-ago quarter, primarily due to $2 billion non-cash impairment charges in the year-ago quarter related to goodwill and intangible assets in Boots UK. Adjusted operating income from continuing operations increased 82.9 percent on a reported currency basis to $1.5 billion, an increase of 82.4 percent on a constant currency basis. The increases reflect strong adjusted gross profit growth across both pharmacy and retail in the United States and a rebound in International segment sales and profitability due to less severe COVID-19 restrictions in the UK.

Total net earnings attributable to WBA were $1.2 billion compared with a loss of $1.7 billion in the year-ago quarter, reflecting non-cash impairment charges in the previous period, increased operating income in both segments and earnings from the company’s equity method investment related to Option Care Health; this was partially offset by a higher effective tax rate driven by discrete items in the year-ago quarter. Total adjusted net earnings in constant currency increased 79.5 percent to $1.3 billion.

Total EPS2 in the third quarter was $1.38, compared with a loss of $1.95 in the year-ago quarter. Total adjusted EPS increased 83.4 percent to $1.51, up 81.4 percent on a constant currency basis.

Net earnings from continuing operations in the third quarter were $1.1 billion, up from a loss of $1.8 billion in the year-ago quarter. Adjusted net earnings from continuing operations increased 93.1 percent to $1.2 billion, up 91.6 percent on a constant currency basis compared with the year-ago quarter.

EPS from continuing operations was $1.27 compared with a loss of $2.05 in the year-ago quarter. Adjusted EPS from continuing operations was $1.38 compared with $0.71 the year-ago quarter, reflecting an increase of 93.6 percent on a constant currency basis.

Net cash provided by operating activities was $1.8 billion in the third quarter and free cash flow was $1.4 billion, a $788 million increase compared with the year-ago quarter.

Overview of Fiscal 2021 Year-to-Date Results

Sales from continuing operations in the first nine months of fiscal 2021 increased 7.2 percent from the year-ago period to $98.2 billion, an increase of 6.1 percent on a constant currency basis1.

Operating income from continuing operations in the first nine months of fiscal 2021 increased $1.1 billion from the year-ago period to $1.4 billion, with the $2 billion in non-cash impairment charges in the year-ago period partially offset by a $1.5 billion charge from the company’s equity earnings in AmerisourceBergen in the first quarter of fiscal 2021. Adjusted operating income from continuing operations in the first nine months of the fiscal year was $3.9 billion, an increase of 4.2 percent from the year-ago period on a reported basis, up 3.9 percent on a constant currency basis.

For the first nine months of fiscal 2021, total net earnings attributable to WBA were $1.9 billion, compared with $83 million in the year-ago period. Total adjusted net earnings in constant currency increased 8.0 percent to $3.6 billion.

Total EPS2, including discontinued operations, was $2.21, up from $0.09 at the same time last year. Total adjusted EPS increased 11.2 percent to $4.13, up 10.3 percent on a constant currency basis.

Net earnings from continuing operations were $1.6 billion, compared with a loss of $157 million in the year-ago period. Adjusted net earnings from continuing operations increased 8.4 percent compared with the year-ago period, to $3.2 billion, up 7.6 percent on a constant currency basis.

EPS from continuing operations for the first nine months of fiscal 2021 increased to $1.89, compared with a loss of $0.18 in the year-ago period. Adjusted EPS from continuing operations was $3.74, an increase of 10.7 percent on a reported basis and an increase of 9.9 percent on a constant currency basis.

Net cash provided by operating activities was $4.3 billion in the first nine months of fiscal 2021, an increase of $912 million from the year-ago period, and free cash flow was $3.3 billion, an increase of $873 million from the year-ago period.

Company Outlook

The company raised fiscal 2021 guidance from mid-to-high single digit growth to around 10 percent growth in constant currency adjusted EPS from continuing operations. The revised guidance reflects strong results in the third quarter and greater clarity on the impact of COVID-19 vaccinations.

Fighting the Pandemic

Walgreens and Boots UK pharmacists continue to play a critical role on the front lines of the pandemic, including the following examples through June.

•

Walgreens has administered more than 25 million COVID-19 vaccinations to date and has expanded vaccination models to ensure convenient access, including same-day and walk-in appointments, mobile clinics, employer partnerships and extended hours at over 4,000 locations as part of the Biden Administration’s National Month of Action in June.

•	Walgreens has administered more than 8 million COVID-19 tests to date as part of its Test & Protect efforts, including over-the-counter self tests.
•

Boots is one of the UK’s leading COVID-19 test providers with more than 3 million COVID-19 tests administered, the majority in partnership with the National Health Service (NHS), and a growing private test offering with several at home and in-store tests available, in addition to testing partnerships with several major airlines.

Selected Highlights of Progress on Strategic Priorities:

•	Creating neighborhood health destinations around a more modern pharmacy
○

WBA and VillageMD opened 46 previously announced Village Medical at Walgreens locations and plan to open the next 35 locations by the end of calendar 2021, for a total of approximately 80 co-locations.

○

As part of iA pharmacy automation efforts aimed at improving health outcomes over time by empowering pharmacists to deliver healthcare services, two micro-fulfillment centers are operating in Phoenix and Dallas; these currently support approximately 550 Walgreens locations, and will soon support approximately 1,000 locations.

○	Boots UK launched the Boots Health Hub, an innovative marketplace that serves as a gateway to Boots and third party online healthcare services.
•	Accelerating digitalization
○	Walgreens Find Care platform use increased to more than 135 million visits in the third quarter, mostly driven by COVID-19 testing and vaccinations.
○	Walgreens completed the nationwide deployment of its SAP S/4HANA front of store technology platform.

•	Transforming and restructuring the company’s retail offering
○	MyWalgreens membership has grown to 75 million, up from 56 million in the second quarter.
○	Mass personalization boosted Walgreens retail sales by 100 basis points in the third quarter.
○	Walgreens debit and credit cards will launch nationwide in early fall as part of its expanded financial services offering.
○	More than 500 beauty brands are now available at Boots, with 34 new brands launched this fiscal year.
•	Driving the Transformational Cost Management Program
○	The company is on track to deliver in excess of $2 billion in annual cost savings by fiscal 2022.

Business Segments

United States:

The United States segment had third quarter sales of $28.7 billion, an increase of 5.1 percent from the year-ago quarter. Comparable sales increased 6.4 percent from the year-ago quarter reflecting an 8.4 percent increase in comparable pharmacy sales and a 1.7 percent increase in comparable retail sales.

Within comparable sales, prescriptions filled in the third quarter increased 9.8 percent from a year earlier, including a positive impact of approximately 600 basis points from COVID-19 vaccinations. Total prescriptions filled in the quarter increased 8.7 percent to 312.1 million, including immunizations, adjusted to 30-day equivalents. Pharmacy sales, which accounted for 75.7 percent of the segment’s sales in the quarter, increased 6.3 percent compared with the year-ago quarter.

Retail sales increased 1.4 percent in the third quarter compared with the year-ago quarter, including adverse impacts from the store optimization programs.

Comparable retail sales increased 1.7 percent compared with the year-ago quarter, reflecting mass personalization and strength in beauty and photo aided by improved traffic trends. Comparable retail sales excluding tobacco and e-cigarettes increased 2.6 percent.

Gross profit increased 15.5 percent compared with the year-ago quarter and adjusted gross profit increased 14.5 percent, in both cases reflecting strong sales growth, favorable retail margin due to product mix and improved pharmacy margin entirely due to product mix from COVID-19 vaccinations.

Third quarter SG&A decreased by 0.4 percent, and adjusted SG&A increased by 6.5 percent, primarily driven by a negative impact of approximately 500 basis points from COVID-19 related costs, mainly related to the vaccination program, as well as higher growth investments, partially offset by cost savings related to the Transformational Cost Management Program.

Operating income in the third quarter increased to $1.2 billion compared with $528 million in the year-ago quarter. Adjusted operating income increased 50.3 percent, to $1.5 billion, reflecting strong adjusted gross profit across both pharmacy and retail, partly offset by significant costs related to the vaccination program and higher growth investments.

International:

The International segment had third quarter sales of $5.3 billion, an increase of 75.8 percent from the year-ago quarter, including a favorable currency impact of 17.1 percent. Sales increased 58.7 percent on a constant currency basis, which includes the impact of the company’s wholesale joint venture in Germany, which was consolidated as of November 2020. Excluding incremental sales from the joint venture, International segment sales on a constant currency basis increased 12.1 percent, reflecting a partial recovery in the UK market as COVID-19 restrictions were eased.

Boots UK comparable pharmacy sales increased 3.7 percent compared with the year-ago quarter, reflecting stronger pharmacy services and favorable timing of NHS reimbursement, partially offset by lower prescription volume.

Boots UK comparable retail sales increased 38.7 percent compared with the year-ago quarter. Footfall on the high street showed early signs of recovery amid a partial easing of strict lockdown measures, though travel locations in airports and train stations continued to face challenges.

Boots.com continued to perform strongly, with sales growth of 42.3 percent compared with the year-ago quarter.

Gross profit increased 55.0 percent compared with the year-ago quarter, including a favorable currency impact of 16.3 percent. Adjusted gross profit increased 38.6 percent on a constant currency basis, reflecting the ongoing recovery in UK retail sales.

SG&A in the quarter decreased 63.9 percent from the prior year quarter to $1.0 billion, including an adverse currency impact of 3.8 percent and the non-cash impairment charges in the year-ago quarter. On a constant currency basis, adjusted SG&A increased 5.2 percent, due entirely to the higher SG&A associated with the formation of the Germany joint venture. Excluding the Germany joint venture impact, both SG&A and adjusted SG&A decreased, reflecting cost savings from the Transformational Cost Management Program.

Operating income, including a favorable currency impact of 0.1 percent, was $36 million compared with a loss of $2.2 billion, which was primarily a result of the non-cash impairment charges. Adjusted operating income was $94 million, an increase of $222 million on a constant currency basis compared with the year-ago quarter, reflecting less severe UK COVID-19 restrictions, Boots.com performance and cost management actions.

Conference Call

WBA will hold a conference call to discuss the third quarter results beginning at 8:30 a.m. Eastern time today, July 1, 2021. The conference call will be simulcast through the WBA investor relations website at: http://investor.walgreensbootsalliance.com. A replay of the conference call will be archived on the website for 12 months after the call.

The replay also will be available from 11:30 a.m. Eastern time, July 1 through July 8, 2021, by calling +1 800 585 8367 within the U.S. and Canada, or +1 416 621 4642 outside the U.S. and Canada, using replay code 9083634.

[1]

Please see the “Supplemental Information (Unaudited) Regarding Non-GAAP Financial Measures” at the end of this press release for more detailed information regarding non-GAAP financial measures used, including all measures presented as “adjusted” or on a “constant currency” basis, and free cash flow.

[2]	All references to net earnings are to net earnings attributable to WBA and all references to EPS are to diluted EPS attributable to WBA.

Cautionary Note Regarding Forward-Looking Statements: All statements in this release that are not historical including, without limitation, those regarding estimates of and goals for future operating, financial and tax performance and results (including those under “Company Outlook” and “Selected Highlights of Progress on Strategic Priorities” above), the expected execution and effect of our business strategies, the potential impacts on our business of the spread and effects of the COVID-19 pandemic, including the estimated impacts herein, our cost-savings and growth initiatives, pilot programs, strategic partnerships and initiatives, and restructuring activities and the amounts and timing of their expected impact and the delivery of annual cost savings are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “pilot,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “guidance,” “target,” “aim,” “continue,” “sustain,” “synergy,” “transform,” “accelerate,” “model,” “long-term,” “on track,” “on schedule,” “headwind,” “tailwind,” “believe,” “seek,” “estimate,” “anticipate,” “upcoming,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, that could cause actual results to vary materially from those indicated or anticipated, including, but not limited to, those relating to the spread and impacts of COVID-19, any mutations thereof or future pandemic and the acceptance and effectiveness of any therapies or vaccines related thereto, our ability to access therapies and vaccines on time and in quantities to meet consumer demand and our ability to process and distribute such therapies and vaccines efficiently, the impact of private and public third-party payers’ efforts to reduce prescription drug reimbursements, including the timing and amount of reimbursements for COVID-19 vaccinations, fluctuations in foreign currency exchange rates, the timing and magnitude of the impact of branded to generic drug conversions and changes in generic drug prices, our ability to realize synergies and achieve operating, financial and tax results in the amounts and at the times anticipated, the inherent risks, challenges and uncertainties associated with forecasting financial results of large, complex organizations in rapidly evolving industries, particularly over longer time periods, and during periods with increased volatility and uncertainties, our supply, commercial and framework arrangements and transactions with AmerisourceBergen and their possible effects, the risks associated with the company’s equity method investment in AmerisourceBergen, circumstances that could give rise to the termination, cross-termination or modification of any of our contractual obligations, the amount of costs, fees, expenses and charges incurred in connection with strategic transactions, whether the costs and charges associated with restructuring initiatives will exceed estimates, our ability to realize expected savings and benefits from cost-savings initiatives, restructuring activities and acquisitions and joint ventures in the amounts and at the times anticipated, the timing and amount of any impairment or other charges, the timing and severity of cough, cold and flu season, risks relating to looting and vandalism in regions in which we operate and the scope and magnitude of any property damage, inventory loss or other adverse impacts, risks related to pilot programs and new business initiatives and ventures generally, including the risks that anticipated benefits may not be realized, changes in management’s plans and assumptions, the risks associated with governance and control matters, the ability to retain key personnel, changes in economic and business conditions generally or in particular markets in which we participate, changes in financial markets, credit ratings and interest rates, the risks relating to the terms, timing, and magnitude of any share repurchase activity, the risks associated with international business operations, including international trade policies, tariffs, including tariff negotiations between the United States and China, and relations, the risks associated with cybersecurity or privacy breaches related to customer information, changes in vendor, customer and payer relationships and terms, including changes in network participation and reimbursement terms and the associated impacts on volume and operating results, risks related to competition, including changes in market dynamics, participants, product and service offerings, retail formats and competitive positioning, risks associated with new business areas and activities, risks associated with acquisitions, divestitures, joint ventures and strategic investments, including those relating to the asset acquisition from Rite Aid and the sale of our Alliance Healthcare business to AmerisourceBergen, the risks associated with the integration of complex businesses, the impact of regulatory restrictions and outcomes of legal and regulatory matters, and risks associated with changes in laws, including those related to tax law changes, regulations or interpretations thereof. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our Annual Report on Form 10-K for the fiscal year ended August 31, 2020 and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. All forward-looking statements we make or that are made on our behalf are qualified by these cautionary statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made.

We do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is a global leader in retail pharmacy, impacting millions of lives every day through dispensing medicines, and providing accessible, high-quality care. With more than 170 years of trusted healthcare heritage and innovation in community pharmacy, the company is meeting customers’ and patients’ needs through its convenient retail locations, digital platforms and health and beauty products.

Including equity method investments, WBA has a presence in more than 25 countries, employs more than 450,000 people and has more than 21,000 stores.

WBA’s purpose is to help people across the world lead healthier and happier lives. The company is proud of its contributions to healthy communities, a healthy planet, an inclusive workplace and a sustainable marketplace. WBA is a Participant of the United Nations Global Compact and adheres to its principles-based approach to responsible business. WBA is included in FORTUNE’s 2021 list of the World’s Most Admired Companies.* This is the 28th consecutive year that WBA or its predecessor company, Walgreen Co., has been named to the list

More company information is available at www.walgreensbootsalliance.com.

*© 2021, Fortune Media IP Limited. Used under license.

(WBA-ER)

Media Relations	Contact

U.S. / Morry Smulevitz	+1 847 315 0517

International	+44 (0)20 7980 8585

Investor Relations	Contact

Gerald Gradwell and Jay Spitzer	+1 847 315 2922

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(UNAUDITED)

(in millions, except per share amounts)

	Three months ended May 31,		Nine months ended May 31,
	2021	2020	2021	2020
Sales	$34,030	$30,364	$98,247	$91,612
Cost of sales	26,877	24,406	77,684	71,858

Gross profit	7,153	5,959	20,564	19,753
Selling, general and administrative expenses	6,116	7,884	17,936	19,663
Equity earnings (loss) in AmerisourceBergen	97	243	(1,196)	284

Operating income (loss)	1,134	(1,683)	1,432	374
Other income (expense)	159	(32)	473	32

Earnings (loss) before interest and tax	1,294	(1,715)	1,905	407
Interest expense, net	545	148	817	463

Earnings (loss) before tax	749	(1,862)	1,088	(56)
Income tax provision (benefit)	246	(43)	81	129
Post tax earnings from other equity method investments	575	6	604	5

Net earnings (loss) from continuing operations	1,078	(1,813)	1,610	(180)
Net earnings from discontinued operations	95	88	289	248

Net earnings (loss)	1,173	(1,726)	1,899	68
Net (loss) attributable to noncontrolling interests - continuing operations	(27)	(20)	(25)	(23)
Net earnings attributable to noncontrolling interests - discontinued operations	2	2	9	7

Net earnings (loss) attributable to Walgreens Boots Alliance, Inc.	1,197	(1,708)	1,915	83

Net earnings (loss) attributable to Walgreens Boots Alliance, Inc.:
Continuing operations	$1,105	$(1,794)	$1,636	$(157)
Discontinued operations	92	86	279	241

Total	$1,197	$(1,708)	$1,915	$83

Basic earnings (loss) per common share:
Continuing operations	$1.28	$(2.05)	$1.89	$(0.18)
Discontinued operations	0.11	0.10	0.32	0.27

Total	$1.38	$(1.95)	$2.21	$0.09
Diluted earnings (loss) per common share:
Continuing operations	$1.27	$(2.05)	$1.89	$(0.18)
Discontinued operations	0.11	0.10	0.32	0.27

Total	$1.38	$(1.95)	$2.21	$0.09
Weighted average common shares outstanding:
Basic	864.7	875.4	864.7	883.7
Diluted	867.0	875.4	866.2	884.7

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

(in millions)

	May 31, 2021	August 31, 2020
Assets
Current assets:
Cash and cash equivalents	$1,345	$469
Accounts receivable, net	5,153	4,110
Inventories	8,333	7,917
Other current assets	680	598
Assets of discontinued operations - current	11,097	4,979

Total current assets	26,607	18,073

Non-current assets:
Property, plant and equipment, net	12,450	12,796
Operating lease right-of-use assets	21,874	21,453
Goodwill	12,493	12,013
Intangible assets, net	10,435	10,072
Equity method investments	6,778	7,204
Other non-current assets	1,282	581
Assets of discontinued operations - non-current	—	4,983

Total non-current assets	65,313	69,101
Total assets	$91,920	$87,174

Liabilities, redeemable noncontrolling interest and equity
Current liabilities:
Short-term debt	$7,963	$3,265
Trade accounts payable	11,290	10,145
Operating lease obligations	2,327	2,358
Accrued expenses and other liabilities	6,632	5,861
Income taxes	71	95
Liabilities of discontinued operations - current	6,191	5,347

Total current liabilities	34,475	27,070

Non-current liabilities:
Long-term debt	7,732	12,203
Operating lease obligations	22,088	21,765
Deferred income taxes	1,309	1,367
Other non-current liabilities	3,410	3,222
Liabilities of discontinued operations - non-current (see note 2)	—	412

Total non-current liabilities	34,539	38,968

Redeemable noncontrolling interest	310	—
Total equity	22,596	21,136
Total liabilities, redeemable noncontrolling interest and equity	$91,920	$87,174

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in millions)

	Nine months ended May 31,
	2021	2020
Cash flows from operating activities:
Net earnings	$1,899	$68
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,455	1,447
Deferred income taxes	(210)	(102)
Stock compensation expense	120	101
Equity (earnings) loss from equity method investments	577	(297)
Goodwill and intangible impairments	—	2,001
Loss on early extinguishment of debt	419	—
Gain on sale of equity method investment	(290)	—
Other	(141)	305
Changes in operating assets and liabilities:
Accounts receivable, net	(897)	141
Inventories	71	(227)
Other current assets	18	59
Trade accounts payable	927	(210)
Accrued expenses and other liabilities	428	569
Income taxes	54	(353)
Other non-current assets and liabilities	(120)	(102)

Net cash provided by operating activities	4,310	3,398
Cash flows from investing activities:
Additions to property, plant and equipment	(1,001)	(962)
Proceeds from sale-leaseback transactions	662	557
Proceeds from sale of other assets	406	52
Business, investment and asset acquisitions, net of cash acquired	(1,394)	(345)
Other	(14)	37

Net cash used for investing activities	(1,341)	(660)
Cash flows from financing activities:
Net change in short-term debt with maturities of 3 months or less	1,556	196
Proceeds from debt	12,720	16,336
Payments of debt	(11,050)	(16,871)
Stock purchases	(110)	(1,374)
Proceeds related to employee stock plans	41	40
Cash dividends paid	(1,212)	(1,260)
Early debt extinguishment	(3,687)	—
Other	(114)	(66)

Net cash used for financing activities	(1,856)	(2,998)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(55)	(3)
Changes in cash, cash equivalents and restricted cash:
Net increase (decrease) in cash, cash equivalents and restricted cash	1,058	(263)
Cash, cash equivalents and restricted cash at beginning of period	746	1,207

Cash, cash equivalents and restricted cash at end of period	$1,803	$943

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

REGARDING NON-GAAP FINANCIAL MEASURES

(in millions, except per share amounts)

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The company has provided the non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP. Please refer to the notes to the “Net Earnings and Diluted Net Earnings (Loss) Per Share” reconciliation table on page 14 for definitions of non-GAAP financial measures and related adjustments presented in this press release.

These supplemental non-GAAP financial measures are presented because management has evaluated the company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believes that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the company’s business from period to period and trends in the company’s historical operating results. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis (including the information under “Company Outlook” above) where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the company’s control and/or cannot be reasonably predicted, and that would impact diluted net earnings per share, the most directly comparable forward-looking GAAP financial measure. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Constant currency

The company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The company presents such constant currency financial information because it has significant operations outside of the United States reporting in currencies other than the U.S. dollar and this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations.

Comparable sales

For the company’s United States and International segments, comparable sales are defined as sales from stores that have been open for at least 12 consecutive months without closure for seven or more consecutive days, including due to looting or store damage, and without a major remodel or being subject to a natural disaster in the past 12 months as well as e-commerce sales. E-commerce sales include digitally initiated sales online or through mobile applications. Relocated stores are not included as comparable stores for the first 12 months after the relocation. Acquired stores are not included as comparable sales for the first 12 months after acquisition or conversion, when applicable, whichever is later. Comparable sales, comparable pharmacy sales, comparable retail sales, comparable number of prescriptions and comparable number of 30-day equivalent prescriptions refer to total sales, pharmacy sales, retail sales, number of prescriptions and number of 30-day equivalent prescriptions, respectively. Comparable retail sales for previous periods have been restated to include e-commerce sales. The method of calculating comparable sales varies across the retail industry. As a result, the company’s method of calculating comparable sales may not be the same as other retailers’ methods.

With respect to the International segment, comparable sales, comparable pharmacy sales and comparable retail sales, are presented on a constant currency basis, which is a non-GAAP financial measure. Refer to the discussion above in “Constant currency” for further details on constant currency calculations.

Key Performance Indicators

The company considers certain metrics, including all comparable metrics, number of prescriptions, number of 30-day equivalent prescriptions and number of locations at period end, to be key performance indicators because the company’s management has evaluated its results of operations using these metrics and believes that these key performance indicators presented provide additional perspective and insights when analyzing the core operating performance of the company from period to period and trends in its historical operating results. These key performance indicators should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented herein. These measures may not be comparable to similarly-titled performance indicators used by other companies.

NET EARNINGS (LOSS) AND DILUTED NET EARNINGS (LOSS) PER SHARE

	(in millions)
	Three months ended May 31,		Nine months ended May 31,
	2021	2020	2021	2020
Net Earnings (loss) From Continuing Operations (GAAP)	$1,105	$(1,794)	$1,636	$(157)

Adjustments to Operating income (loss):

Adjustments to equity earnings (loss) in AmerisourceBergen [1]	48	(105)	1,575	47

Acquisition-related amortization [2]	158	94	367	290

Transformational cost management [3]	60	310	338	508

Certain legal and regulatory accruals and settlements [4]	—	—	60	—

LIFO provision [5]	51	29	85	90

Acquisition-related costs [6]	9	68	25	291

Impairment of goodwill and intangible assets [12]	—	2,001	—	2,001

Store optimization [3]	—	10	—	49

Store damage and inventory losses [13]	—	75	—	75

Total adjustments to operating income	325	2,481	2,449	3,350

Adjustments to Other income (expense):

Net investment hedging (gain) loss[7]	5	(2)	6	(6)

Impairment of equity method investment	—	71	—	71

Gain on sale of equity method investment [8]	(98)	—	(290)	(1)

Total adjustments to other income (expense)	(94)	69	(284)	64

Adjustments to interest expense, net:
Early debt extinguishment [11]	419	—	419	—

Total adjustments to interest expense, net	419	—	419	—

Adjustments to income tax provision (benefit):

U.S. tax law changes [9]	—	—	—	(6)

Tax impact of adjustments [9]	10	(180)	(104)	(350)

Equity method non-cash tax [9]	17	53	(309)	52

Total adjustments to income tax provision (benefit)	27	(127)	(412)	(303)

Adjustments to post tax equity earnings from other equity method investments:

Adjustments to equity earnings in other equity method investments[10]	(557)	3	(520)	47

Total adjustments to post tax equity earnings from other equity method investments	(557)	3	(520)	47

Adjustments to net (loss) attributable to noncontrolling interests:

Transformational cost management [3]	—	—	2	—

Impairment of goodwill and intangible assets [12]	—	(14)	—	(14)

LIFO provision [5]	(1)	—	(7)	—

Acquisition-related amortization [2]	(30)	—	(46)	—

Total adjustments to net (loss) attributable to noncontrolling interests	(30)	(14)	(50)	(14)

Adjusted net earnings attributable to Continuing Operations (Non-GAAP measure)	$1,194	$618	$3,237	$2,985

Net earnings attributable to Walgreens Boots Alliance, Inc. – discontinued operations (GAAP)	$92	$86	$279	$241
Acquisition-related amortization [2]	—	$19	28	$57
Acquisition-related costs [6]	39	$—	49	$—
Transformational cost management [3]	(8)	$4	1	$15
Tax impact of adjustments [9]	(5)	$(4)	(15)	$(11)

Total adjustments to net earnings attributable to Walgreens Boots Alliance, Inc. – discontinued operations	$26	$19	$62	$61

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. – discontinued operations (Non-GAAP measure)	$119	$105	$342	$303

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. - (Non-GAAP measure)	$1,313	$723	$3,579	$3,288

Diluted net earnings per common share - continuing operations (GAAP) [14]	$1.27	$(2.05)	$1.89	$(0.18)

Adjustments to operating income	0.38	2.83	2.83	3.79

Adjustments to other income (expense)	(0.11)	0.08	(0.33)	0.07

Adjustments to interest expense, net	0.48	—	0.48	—

Adjustments to income tax provision (benefit)	0.03	(0.14)	(0.48)	(0.34)

Adjustments to earnings from other equity method investments[10]	(0.64)	—	(0.60)	0.05

Adjustments to net earnings (loss) attributable to noncontrolling interests	(0.03)	(0.02)	(0.06)	(0.02)

Adjusted diluted net earnings per common share - continuing operations (Non-GAAP measure)	$1.38	$0.71	$3.74	$3.37

Diluted net earnings per common share - discontinued operations (GAAP)	$0.11	$0.10	$0.32	$0.27

Total adjustments to net earnings (loss) attributable to Walgreens Boots Alliance, Inc. – discontinued operations	0.03	0.02	0.07	0.07

Adjusted diluted net earnings per common share - discontinued operations (Non-GAAP measure)	$0.14	$0.12	$0.39	$0.34

Adjusted diluted net earnings per common share (Non-GAAP measure)	$1.51	$0.83	$4.13	$3.72

Weighted average common shares outstanding, diluted (in millions) [15]	867.0	876.1	866.2	884.7

[1]

Adjustments to equity earnings (loss) in AmerisourceBergen consist of the Company’s proportionate share of non-GAAP adjustments reported by AmerisourceBergen consistent with the Company’s non-GAAP measures. The Company recognized equity losses in AmerisourceBergen of $1,373 million during the three months ended November 30, 2020. These equity losses are primarily due to AmerisourceBergen recognition of $5.6 billion, net of tax, charges related to its ongoing opioid litigation in its financial statements for the three months period ended September 30, 2020.

[2]

Acquisition-related amortization includes amortization of acquisition-related intangible assets and inventory valuation adjustments. Amortization of acquisition-related intangible assets includes amortization of intangibles assets such as customer relationships, trade names, trademarks and contract intangibles. Intangible asset amortization excluded from the related non-GAAP measure represents the entire amount recorded within the company’s GAAP financial statements. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP measures. Amortization expense, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised. These charges are primarily recorded within selling, general and administrative expenses. Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of the inventory reflects cost of acquired inventory and a portion of the expected profit margin. The acquisition-related inventory valuation adjustments excludes the expected profit margin component from cost of sales recorded under the business combination accounting principles.

[3]

Transformational Cost Management Program and Store Optimization Program charges are costs associated with a formal restructuring plan. These charges are primarily recorded within selling, general and administrative expenses. These costs do not reflect current operating performance and are impacted by the timing of restructuring activity.

[4]

Certain legal and regulatory accruals and settlements relate to significant charges associated with certain legal proceedings. The Company excludes these charges when evaluating operating performance because it does not incur such charges on a predictable basis and exclusion of such charges enables more consistent evaluation of the Company’s operating performance. These charges are recorded within selling, general and administrative expenses.

[5]

The company’s United States segment inventory is accounted for using the last-in-first-out (“LIFO”) method. This adjustment represents the impact on cost of sales as if the United States segment inventory is accounted for using first-in first-out (“FIFO”) method. The LIFO provision is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences. Therefore, the company cannot control the amounts recognized or timing of these items.

[6]

Acquisition-related costs are transaction and integration costs associated with certain merger, acquisition and divestitures related activities. These costs include all charges incurred on certain mergers, acquisition and divestitures related activities, for example, including costs related to integration efforts for successful merger, acquisition and divestitures activities. These charges are primarily recorded within selling, general and administrative expenses. These costs are significantly impacted by the timing and complexity of the underlying merger, acquisition and divestitures related activities and do not reflect the Company’s current operating performance.

[7]

Gain or loss on certain derivative instruments used as economic hedges of the company’s net investments in foreign subsidiaries. These charges are recorded within other income (expense). We do not believe this volatility related to mark-to-market adjustment on the underlying derivative instruments reflects the company’s operational performance.

[8]

Includes significant gain on sale of equity method investment. During the three and nine months ended May 31, 2021, the Company recorded a gain of $98 million and $290 million respectively, in Other income due to a partial sale of ownership interests in Option Care Health by the Company’s equity method investee HC Group Holdings.

[9]

Adjustments to income tax provision include adjustments to the GAAP basis tax provision commensurate with non-GAAP adjustments and certain discrete tax items including U.S. tax law changes and equity method non-cash tax. These charges are recorded within income tax provision (benefit).

[10]

Adjustments to post tax equity earnings from other equity method investments consist of the proportionate share of certain equity method investees’ non-cash items or unusual or infrequent items consistent with the Company’s non-GAAP adjustments. These charges are recorded within post tax earnings (loss) from other equity method investments. Although the Company may have shareholder rights and board representation commensurate with its ownership interests in these equity method investees, adjustments relating to equity method investments are not intended to imply that the Company has direct control over their operations and resulting revenue and expenses. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all revenue and expenses of these equity method investees. In the three months ended May 31, 2021 due to partial sales of ownership interests in Option Care Health, our equity method investee HC Group Holdings lost the ability to control Option Care Health and, therefore, deconsolidated Option Care Health in its financial statements. As a result of this deconsolidation, HC Group Holdings recognized a gain of $1.2 billion and the Company recorded its share of equity earnings in HC Group Holdings of $576 million during the three months ended May 31, 2021.

[11]

Loss on early extinguishment of debt related to the Company’s cash tender offers to partially purchase and retire $3.3 billion of long term U.S. denominated notes. The Company excludes these charges to enable a more consistent evaluation of the Company’s financial performance.

[12]

Goodwill and intangible assets arising from acquisition related activities are recorded by the Company following the analysis to determine the fair value of consideration paid and the assignment of fair values to all tangible and intangible assets acquired. Impairment of goodwill and intangible assets do not relate to the ordinary course of the Company’s business. The Company excludes these charges when evaluating operating performance because it does not incur such charges on a predictable basis and exclusion of such charges enables more consistent evaluation of the Company’s operating performance. These charges are recorded within selling, general and administrative expenses.

[13]	Store damage and inventory losses as a result of looting in the U.S., net of insurance recoveries.

[14]

Due to the anti-dilutive effect resulting from the reported net loss, the impact of potentially dilutive securities on the per share amounts has been omitted from the quarterly calculation of weighted-average common shares outstanding for diluted EPS for the three and nine months ended May 31, 2020.

[15]

Includes impact of potentially dilutive securities in the quarterly calculation of weighted-average common shares, diluted for adjusted diluted net earnings per common share calculation purposes for the three and nine months ended May 31, 2020.

NON-GAAP RECONCILIATIONS BY SEGMENT

	(in millions)
	Three months ended May 31, 2021

	United States[1]	International	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$28,743	$5,288	$—	$34,030

Gross profit (GAAP)	$6,093	$1,060	$—	$7,153

LIFO provision	51	—	—	51

Acquisition-related amortization	5	—	—	5

Adjusted gross profit (Non-GAAP measure)	$6,149	$1,060	$—	$7,208

Selling, general and administrative expenses (GAAP)	$4,971	$1,025	$120	$6,116

Acquisition-related costs	(3)	(5)	(1)	(9)

Transformational cost management	(12)	(34)	(14)	(60)

Acquisition-related amortization	(132)	(20)	—	(152)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,824	$966	$104	$5,894

Operating income (loss) (GAAP)	$1,219	$36	$(120)	$1,134

Adjustments to equity earnings (loss) in AmerisourceBergen	48	—	—	48

Acquisition-related amortization	138	20	—	158

Transformational cost management	12	33	14	60

LIFO provision	51	—	—	51

Acquisition-related costs	3	5	1	9

Adjusted operating income (loss) (Non-GAAP measure)	$1,471	$94	$(105)	$1,459

Gross margin (GAAP)	21.2%	20.1%		21.0%

Adjusted gross margin (Non-GAAP measure)	21.4%	20.0%		21.2%

Selling, general and administrative expenses percent to sales (GAAP)	17.3%	19.4%		18.0%

Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	16.8%	18.3%		17.3%

Operating margin[2]	3.9%	0.7%		3.0%

Adjusted operating margin (Non-GAAP measure)[2]	4.6%	1.8%		3.9%

[1]

Operating income (loss) for United States includes equity earnings (loss) in AmerisourceBergen. As a result of the two month reporting lag, operating income (loss) for the three and nine month period ended May 31, 2021 includes AmerisourceBergen equity earnings (loss) for the period of January 1, 2021 through March 31, 2021 and the period of July 1, 2020 through March 31, 2021, respectively. Operating income (loss) for the three and nine month period ended May 31, 2020 includes AmerisourceBergen equity earnings for the period of January 1, 2020 through March 31, 2020, and the period of July 1, 2019 through March 31, 2020, respectively.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings (loss) in AmerisourceBergen and adjusted equity earnings (loss) in AmerisourceBergen, respectively.

	(in millions)
	Three months ended May 31, 2020

	United States[1]	International	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$27,357	$3,008	$—	$30,364

Gross profit (GAAP)	$5,275	$684	$—	$5,959

Transformational cost management	—	1	—	1

LIFO provision	29	—	—	29

Acquisition-related costs	7	—	—	7

Store damage and inventory losses	60	—	—	60

Adjusted gross profit (Non-GAAP measure)	$5,372	$685	$—	$6,056

Selling, general and administrative expenses (GAAP)	$4,990	$2,835	$60	$7,884

Acquisition-related costs	(57)	(1)	(3)	(61)

Transformational cost management	(269)	(29)	(11)	(309)

Acquisition-related amortization	(77)	(16)	—	(94)

Impairment of goodwill and intangible assets	(32)	(1,969)	—	(2,001)

Store optimization	(10)	—	—	(10)

Store damage and inventory losses	(15)	—	—	(15)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,531	$820	$46	$5,396

Operating income (loss) (GAAP)	$528	$(2,151)	$(60)	$(1,683)

Adjustments to equity earnings (loss) in AmerisourceBergen	(105)	—	—	(105)

Acquisition-related amortization	77	16	—	94

Transformational cost management	269	30	11	310

LIFO provision	29	—	—	29

Acquisition-related costs	64	1	3	68

Impairment of goodwill and intangible assets	32	1,969	—	2,001

Store optimization	10	—	—	10

Store damage and inventory losses	75	—	—	75

Adjusted operating income (loss) (Non-GAAP measure)	$979	$(135)	$(46)	$798

Gross margin (GAAP)	19.3%	22.7%		19.6%

Adjusted gross margin (Non-GAAP measure)	19.6%	22.8%		19.9%

Selling, general and administrative expenses percent to sales (GAAP)	18.2%	94.3%		26.0%

Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	16.6%	27.2%		17.8%

Operating margin[2]	1.0%	(71.5)%		(6.3)%

Adjusted operating margin (Non-GAAP measure)[2]	3.1%	(4.5)%		2.2%

[1]

Operating income (loss) for United States includes equity earnings (loss) in AmerisourceBergen. As a result of the two month reporting lag, operating income (loss) for the three and nine month period ended May 31, 2021 includes AmerisourceBergen equity earnings (loss) for the period of January 1, 2021 through March 31, 2021 and the period of July 1, 2020 through March 31, 2021, respectively. Operating income (loss) for the three and nine month period ended May 31, 2020 includes AmerisourceBergen equity earnings for the period of January 1, 2020 through March 31, 2020, and the period of July 1, 2019 through March 31, 2020, respectively.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings (loss) in AmerisourceBergen and adjusted equity earnings (loss) in AmerisourceBergen, respectively.

	(in millions)
	Nine months ended May 31, 2021

	United States[1]	International	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$83,250	$14,998	$—	$98,247

Gross profit (GAAP)	$17,434	$3,130	$—	$20,564

Transformational cost management	—	(1)	—	(1)

LIFO provision	85	—	—	85

Acquisition-related amortization	5	—	—	5

Adjusted gross profit (Non-GAAP measure)	$17,525	$3,129	$—	$20,654

Selling, general and administrative expenses (GAAP)	$14,695	$2,949	$292	$17,936

Acquisition-related costs	(2)	(8)	(14)	(25)

Certain legal and regulatory accruals and settlements	(60)	—	—	(60)

Transformational cost management	(213)	(81)	(44)	(338)

Acquisition-related amortization	(305)	(56)	—	(361)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$14,115	$2,803	$234	$17,151

Operating income (loss) (GAAP)	$1,543	$181	$(292)	$1,432

Adjustments to equity earnings (loss) in AmerisourceBergen	1,575	—	—	1,575

Acquisition-related amortization	311	56	—	367

Transformational cost management	213	80	44	338

LIFO provision	85	—	—	85

Certain legal and regulatory accruals and settlements	60	—	—	60

Acquisition-related costs	2	8	14	25

Adjusted operating income (loss) (Non-GAAP measure)	$3,789	$326	$(233)	$3,881

Gross margin (GAAP)	20.9%	20.9%		20.9%

Adjusted gross margin (Non-GAAP measure)	21.1%	20.9%		21.0%

Selling, general and administrative expenses percent to sales (GAAP)	17.7%	19.7%		18.3%

Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.0%	18.7%		17.5%

Operating margin[2]	3.3%	1.2%		2.7%

Adjusted operating margin (Non-GAAP measure)[2]	4.1%	2.2%		3.6%

[1]

Operating income (loss) for United States includes equity earnings (loss) in AmerisourceBergen. As a result of the two month reporting lag, operating income (loss) for the three and nine month period ended May 31, 2021 includes AmerisourceBergen equity earnings (loss) for the period of January 1, 2021 through March 31, 2021 and the period of July 1, 2020 through March 31, 2021, respectively. Operating income (loss) for the three and nine month period ended May 31, 2020 includes AmerisourceBergen equity earnings for the period of January 1, 2020 through March 31, 2020, and the period of July 1, 2019 through March 31, 2020, respectively.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings (loss) in AmerisourceBergen and adjusted equity earnings (loss) in AmerisourceBergen, respectively.

	(in millions)
	Nine months ended May 31, 2020

	United States[1]	International	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$80,734	$10,878	$—	$91,612

Gross profit (GAAP)	$16,816	$2,936	$2	$19,753

Transformational cost management	4	3	—	7

LIFO provision	90	—	—	90

Acquisition-related costs	67	—	—	67

Store damage and inventory losses	60	—	—	60

Store optimization	1	—	—	1

Adjusted gross profit (Non-GAAP measure)	$17,038	$2,939	$2	$19,978

Selling, general and administrative expenses (GAAP)	$14,595	$4,895	$172	$19,663

Transformational cost management	(387)	(83)	(31)	(501)

Acquisition-related amortization	(233)	(58)	—	(290)

Acquisition-related costs	(217)	(2)	(5)	(224)

Store damage and inventory losses	(15)	—	—	(15)

Store optimization	(47)	—	—	(47)

Impairment of goodwill and intangible assets	(32)	(1,969)	—	(2,001)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$13,665	$2,783	$137	$16,585

Operating income (loss) (GAAP)	$2,505	$(1,960)	$(171)	$374

Transformational cost management	390	86	31	508

Acquisition-related amortization	233	58	—	290

LIFO provision	90	—	—	90

Acquisition-related costs	284	2	5	291

Store optimization	49	—	—	49

Adjustments to equity earnings (loss) in AmerisourceBergen	47	—	—	47

Store damage and inventory losses	75	—	—	75

Impairment of goodwill and intangible assets	32	1,969	—	2,001

Adjusted operating income (loss) (Non-GAAP measure)	$3,704	$155	$(135)	$3,724

Gross margin (GAAP)	20.8%	27.0%		21.6%

Adjusted gross margin (Non-GAAP measure)	21.1%	27.0%		21.8%

Selling, general and administrative expenses percent to sales (GAAP)	18.1%	45.0%		21.5%

Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	16.9%	25.6%		18.1%

Operating margin[2]	2.8%	(18.0)%		0.1%

Adjusted operating margin (Non-GAAP measure)[2]	4.2%	1.4%		3.7%

[1]

Operating income (loss) for United States includes equity earnings (loss) in AmerisourceBergen. As a result of the two month reporting lag, operating income (loss) for the three and nine month period ended May 31, 2021 includes AmerisourceBergen equity earnings (loss) for the period of January 1, 2021 through March 31, 2021 and the period of July 1, 2020 through March 31, 2021, respectively. Operating income (loss) for the three and nine month period ended May 31, 2020 includes AmerisourceBergen equity earnings for the period of January 1, 2020 through March 31, 2020, and the period of July 1, 2019 through March 31, 2020, respectively.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings (loss) in AmerisourceBergen and adjusted equity earnings (loss) in AmerisourceBergen, respectively.

EQUITY EARNINGS (LOSS) IN AMERISOURCEBERGEN

	Three months ended May 31,		Nine months ended May 31,
	2021	2020	2021	2020
Equity earnings in AmerisourceBergen (GAAP)	$97	$243	$(1,196)	$284

Litigation settlements and other	17	14	1,581	58

Acquisition-related amortization	30	29	89	90

Certain discrete tax benefits	—	(206)	—	(206)

New York State Opioid Stewardship Act	—	—	3	—

Asset Impairment	—	46	3	76

PharMEDium remediation costs	—	7	—	13

Other	—	(1)	—	(1)

Anti-Trust	—	—	—	(2)

LIFO provision	(4)	5	(18)	19

Tax reform	7	—	(83)	—

Adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$145	$138	$379	$331

ADJUSTED EFFECTIVE TAX RATE

	Three months ended May 31, 2021			Three months ended May 31, 2020
	Earnings before income tax provision	Income tax provision	Effective tax rate	Earnings before income tax provision	Income tax provision	Effective tax rate
Effective tax rate (GAAP)	$749	$246	32.9%	$(1,862)	$(43)	2.3%

Impact of non-GAAP adjustments	650	(8)		2,549	191

Equity method non-cash tax	—	(17)		—	(53)

Adjusted tax rate true-up	—	(1)		—	(11)

Subtotal	$1,399	$219		$687	$83

Exclude adjusted equity earnings in AmerisourceBergen	(145)	—		(138)	—

Adjusted effective tax rate excluding adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$1,253	$219	17.5%	$550	$83	15.1%

	Nine months ended May 31, 2021			Nine months ended May 31, 2020
	Earnings (loss) before income tax provision	Income tax	Effective tax rate	Earnings before income tax provision	Income tax	Effective tax rate
Effective tax rate (GAAP)	$1,088	$81	7.5%	$(56)	$129	(230.0)%

Impact of non-GAAP adjustments	2,584	78		3,414	354

Equity method non-cash tax	—	309		—	(52)

Adjusted tax rate true-up	—	26		—	(5)

U.S. tax law changes	—	—		—	6

Subtotal	$3,672	$494		$3,358	$432

Exclude adjusted equity earnings in AmerisourceBergen	(379)	—		(331)	—

Adjusted effective tax rate excluding adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$3,293	$494	15.0%	$3,027	$432	14.3%

FREE CASH FLOW

	Three months ended May 31,		Nine months ended May 31,
	2021	2020	2021	2020
Net cash provided by operating activities (GAAP) 1	$1,754	$914	$4,310	$3,398

Less: Additions to property, plant and equipment - as reported	(309)	(257)	(1,001)	(962)

Free cash flow - (Non-GAAP measure)[1]	$1,445	$657	$3,309	$2,436

[1]

Free cash flow is defined as net cash provided by operating activities in a period less additions to property, plant and equipment (capital expenditures) made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

#    #    #    #    #